Exhibit 10.31

MEMBERSHIP INTEREST EXCHANGE AND ASSET SALE AGREEMENT

This Membership Interest Exchange and Asset Sale Agreement, dated as of the 31st day of May, 2000, is by and among ADVANCED CELL TECHNOLOGY; INC. (“ACT”), a Delaware corporation, HEMATECH, LLC (“Hematech”), a Delaware limited liability company, CYAGRA, LLC (“Cyagra”), a Delaware limited liability company, CYAGRA OF KANSAS, LLC (“CK”), a Kansas limited liability company, THE BARTON FAMILY LIMITED PARTNERSHIP (“BFLP”), a Connecticut limited partnership, THE ROBL FAMILY LIMITED PARTNERSHIP (“RFLP”), a Connecticut limited partnership, WALTER M. FIEDEROWICZ (“Fiederowicz”), an individual residing in Connecticut, RICHARD GOLDSBY (“Goldsby”), an individual residing in Massachusetts, BARBARA OSBORNE (“Osborne”), an individual residing in Massachusetts, JAMES M. ROBL (“Robl”), an individual residing in Massachusetts, and JAMES BARTON (“Barton”), an individual residing in Connecticut, (BFLP, RFLP, Fiederowicz, Goldsby, and Osborne being hereinafter referred to as the “Cyagra Holders”).

WITNESSETH:

WHEREAS, ACT is the owner of 17.5% of the outstanding Hematech Membership Interests (the “Hematech Units”), and the Cyagra Holders are, collectively, the holders of 808,500 Units of Membership Interest in Cyagra (the “Cyagra Units”), with each Cyagra Holder’s ownership of Cyagra Units set forth on Exhibit A attached hereto and made a part hereof; and

WHEREAS, ACT wishes to become the owner of all of the outstanding Units of Membership Interest in Cyagra (other than those held by Dr. Jose Cibelli, Milton Boyle and F. Abel Ponce de Leon), and the Cyagra Holders wish to acquire from ACT the Hematech Units reflected on Exhibit B hereto (the “Transferred Hematech Units”); and

WHEREAS, Cyagra wishes to acquire certain of the assets of CK; and

WHEREAS, concurrently with the execution and delivery of this Agreement, ACT, Hematech and the University of Massachusetts/Amherst (“UMass”) are entering into various agreements and amendments to existing agreements relating to the licensing and sublicensing of certain technology that is relevant to respective businesses of ACT and Hematech; and

WHEREAS, in connection with the exchange of the Cyagra Units for the Transferred Hematech Units and the transfer to Cyagra of certain assets of CK, the parties wish to enter into certain other agreements and transactions relating to ACT, Cyagra, Hematech, CK, and the Cyagra Holders, as more fully set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Unit Exchange.

(a)                                  In consideration for the Cyagra Units being transferred to ACT pursuant to Section 1(b) hereof, ACT hereby sells, transfers, assigns and conveys to the Cyagra Holders, free and clear of all liens, encumbrances, security interests and adverse claims of any nature whatsoever, the Transferred Hematech Units in the amounts set forth on Exhibit B attached hereto and made a part hereof.

(b)                                 In consideration for the Transferred Hematech Units being transferred to such Cyagra Holder pursuant to Section 1(a) hereof, each of the Cyagra Holders hereby sells, transfers, assigns, conveys to ACT, free and clear of all liens, encumbrances, security interests and adverse claims of any nature whatsoever, the Cyagra Units set forth opposite his, her or its name on Exhibit A attached hereto and made a part hereof.

2.                                       CK Asset Transfer.  (a) In consideration of the payment to CK of Seven Hundred Thousand Dollars ($700,000) by or for the account of Cyagra by wire transfer into a bank account of CK, CK hereby sells, assigns, transfers, sets over and conveys to Cyagra, free and clear of all liens, encumbrances, security interests and adverse claims whatsoever, the assets described on Schedule 2(a) hereof (the “CK Assets”).  Cyagra is assuming none of the liabilities of CK, other than those relating to periods on or after the date of this Agreement and arising under the agreements being assigned by CK to Cyagra hereunder and listed on Schedule 2(a) hereto.

(b)                                 Effective June 1, 2000, Cyagra will employ the CK employees listed on Schedule 2(b) hereto.

3.                                       Additional Agreements of the Parties.

(a)                                  Resignations.  Each of the Cyagra Holders, Barton and Robl hereby resigns, effective immediately, from any and all positions held by such persons within Cyagra, including but not limited to positions as managers, directors, officers, consultants or employees thereof or thereto.

(b)                                 Termination/Modification of Employment and Consultant Agreements.  Cyagra, effective upon the execution and delivery of this Agreement, shall (i) terminate the consulting agreements between Cyagra, on the one hand, and Osborne and Goldsby, on the other hand (as modified to provide that Sections I and 2 regarding confidentiality and non-compete shall not survive the termination), (ii) the employment agreement between CK and Poothappillia Kasinanthan shall be terminated (as modified to provide that only the confidentiality, non competition, non-solicitation and technology ownership provisions contained therein shall remain in effect and enforceable by Cyagra), and that the Confidentiality and Non-Competition

Agreement between Cyagra, on the one hand, and Barton, on the other hand, shall be amended to provide that the non-compete provisions contained in such agreement shall remain in effect for two (2) years following the date of this Agreement and that the confidentiality provisions thereof shall remain in effect in accordance with their terms.  The Consulting Agreement, dated January 23, 1998, between ACT and Robl shall be modified to extend the coverage thereof, for purposes of the consulting services and confidentiality and conflict of interest provisions, to include the businesses of ACT and all of its affiliates and subsidiaries, and to extend the termination date thereof to December 31, 2003.  Notwithstanding the foregoing, none of such agreements, as amended, shall prohibit such persons from being employed by or providing consulting services to Hematech in connection with activities to be engaged in by Hematech other than those prohibited under Section 9 of this Agreement.  The Confidentiality and Non-Competition Agreement between Cyagra and Robl shall be amended to provide that the confidentiality and non-compete provisions contained therein shall not apply to his association with Hematech to the extent of activities not prohibited to Hematech under Section 9 hereof.

(c)                                  Releases.  ACT, its subsidiaries and their officers, directors, shareholders, employees, and agents, hereby forever release, acquit and discharge Hematech and its subsidiaries, the Cyagra Holders, Barton, Robl and their respective officers, directors, members, agents, heirs, successors and assigns, from and against any and all claims, damages, actions or causes of action, known or unknown, matured or unmatured, fixed or contingent, relating to or arising out of or in connection with the businesses of Hematech or Cyagra but not including any claims or causes of action arising out of a breach of this Agreement by the Cyagra Holders, Cyagra, CK, Barton or Robl or the inaccuracy of any of the representations and warranties made by any of such persons or entities in this Agreement.  Hematech and the Cyagra Holders, CK,

Barton and Robl hereby forever release, acquit and discharge ACT, Cyagra, their respective subsidiaries and parent corporations and their respective directors, officers and shareholders from and against any and all claims, damages, actions or causes of action, known or unknown, matured or unmatured, fixed or contingent, arising out of or relating to the business of Cyagra or Hematech or their subsidiaries, but not including any claims or causes of action relating to or arising out of a breach of this Agreement by Cyagra (with respect to breaches occurring after the date of this Agreement) or ACT or the inaccuracy of any of the representations and warranties made by ACT in this Agreement.

(d)                                 Payment of Cyagra Creditors.  Upon the execution and delivery of this Agreement, ACT shall invest funds in Cyagra or advance funds to Cyagra sufficient to allow Cyagra to pay its creditors listed on Schedule 3(d) attached hereto and such creditors will be paid by Cyagra at that time.

4.                                       Concurrent Transactions.  The parties hereto agree and acknowledge that, concurrently with the execution and delivery of this Agreement, ACT, Hematech and/or UMass are (a) entering into an amendment of the Exclusive License Agreement between UMass and ACT, effective April 16, 1996, as amended September 1, 1997, (b) terminating the existing Exclusive Sublicense Agreement dated August 5, 1999 between ACT and Hematech, (c) entering into an Exclusive License Agreement between UMass and Hematech, and (d) terminating the Management Agreement dated August 5, 1999 between ACT and Hematech .

5.                                       Representations and Warranties of Barton.  Barton hereby represents and warrants to ACT as follows (provided that Barton’s representations and warranties contained in Section 5.7 hereof are made only to Barton’s knowledge):

5.1.                              Cyagra has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware.  The execution and delivery by Cyagra of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Cyagra.  CK has been duly organized and is validly existing as a limited liability company under the laws of the State of Kansas.  The execution and delivery by CK of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CK.

5.2.                              The execution and delivery by Cyagra and CK of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate any agreement or instrument to which Cyagra or CK is a party or by which their respective assets are bound, or any law or regulation applicable to either of them or any permit or license held by either of them.

5.3.                              As of May 31, 2000, the existing capitalization of Cyagra consists solely of 1,592,500 Units of Membership Interest, of which 644,000 Units are owned of record by ACT before giving effect to the transactions contemplated by this Agreement, and, other than unvested options in favor of John Balise to acquire 4,375 Units, there are no outstanding options, warrants or other rights to acquire any interest in Cyagra or any obligation to issue any interest in Cyagra.

5.4.                              Attached hereto as Schedule 5.4 is a true, correct and complete copy of Cyagra’s financial statements as of and for the period ended December 31, 1999, as reviewed by David Gronsbel & Co., Cyagra’s independent public accountants, whose report with respect thereto is included in such Schedule 5.4, and Cyagra’s unaudited balance sheet and statement of income for the period ending April 1, 2000 (collectively, the “Financial Statements”), which Financial Statements are accurate in all respects and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those utilized by Cyagra in prior periods.  Since December 31, 1999, there has been no adverse change in the business, assets, financial condition, results of operations or prospects of Cyagra, except as described in Schedule 5.4 attached hereto.

5.5.                              Attached as Schedules 5.5 and 2(a) are true, correct and complete copies of all agreements to which Cyagra or CK, respectively, is a party and all instruments by which either of them is bound.  Each of such agreements and instruments is in full force and effect, and neither Cyagra nor CK (as applicable) nor, to the knowledge of Barton, any of the other parties thereto is in violation of any of the terms or conditions of any of such agreements or instruments.  Other than such as have been obtained and other than as set forth in Schedule 2 (a), no consent of any party to any of the agreements being assigned to Cyagra by CK pursuant to this Agreement is required in order for CK to assign to Cyagra its rights and obligations under such Agreements.

5.6.                              Attached hereto as Schedule 5.6 is a complete and accurate listing of all permits and licenses held by Cyagra or CK.  Such permits and licenses are in full force and effect, and neither CK nor Cyagra is in violation of any of the terms or conditions thereof.  No permits other than those listed on Schedule 5.6 are necessary in order for Cyagra or CK to conduct its business as presently conducted.  Cyagra and CK are in compliance with all applicable laws and regulations.

5.7.                              (a) Attached hereto as Schedule 5.7 is a complete and accurate listing of all inventions, patents, patent applications, trademarks, tradenames, copyrights, trade secrets, know-how and other intellectual property owned or utilized by Cyagra or CK in their respective businesses (the “Cyagra Intellectual Property Rights”).

(b) Except as set forth in Schedule 5.7, Cyagra or CK (as indicated on said Schedule 5.7) owns all right, title, and interest in and to the Cyagra Intellectual Property Rights, including without limitation the right to make, use, sell, import, assign and license the same, except as otherwise limited in such licenses.

(c) Schedule 5.7 accurately and completely lists, (i) all licenses, sublicenses and other agreements as to which Cyagra or CK is a party and pursuant to which any person is authorized to use any Cyagra Intellectual Property Rights including any trade secret of Cyagra or CK; and (ii) all licenses, sublicenses and other agreements as to which Cyagra or CK is a party and pursuant to which Cyagra or CK is authorized to use any Third-Party patents, licenses, trademarks and service marks, trade names, trade secrets, technical knowledge and tangible or intangible proprietary information or other confidential proprietary information (“Third-Party Intellectual Property”) used by Cyagra or CK in their respective businesses.

(d) No claim or action with respect to the Cyagra Intellectual Property Rights or Third-Party Intellectual Property (to the extent arising out of any use, reproduction or distribution of such Third-Party Intellectual Property by or through Cyagra or CK) has been asserted or is pending or is threatened by any person.

(c) There is no unauthorized use, disclosure, infringement or misappropriation of any Cyagra Intellectual Property Rights by any employee of or consultant to, or former employee of or consultant to, Cyagra or CK, or by any third party.  Neither Cyagra nor CK has been sued or been charged in writing as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any Third- Party Intellectual Property.

(f) No employee of or consultant to Cyagra or CK is in default under any term of any employment contract, agreement or arrangement relating to the Cyagra Intellectual Property Rights or any noncompetition arrangement, other contract, or any restrictive covenant relating to Cyagra Intellectual Property Rights; provided, however, that Audi Spell has been given permission to own an interest in an embryo transfer company.  Except as otherwise specifically indicated on Schedule 5.7, the Cyagra Intellectual Property Rights were developed entirely by the employees of or consultants to Cyagra or CK and by Jason Knott during the time they were employed by Cyagra or CK and such Cyagra Intellectual Property Rights do not include any invention or other intellectual property of such employees or consultants made prior to the time such employees or consultants were employed or retained by Cyagra or CK, nor does it include any intellectual property of any previous employer of such employees or consultants nor does it include the intellectual property of any other person or entity.  Every employee of or consultant to Cyagra or CK (past or present) has executed an invention and proprietary rights assignment agreement in favor of Cyagra or CK (copies of which are included in the documents attached as Schedule 5.7), and such agreements have not been modified and are in full force and effect.  All of the laboratory notebooks of all employees of and consultants to Cyagra or CK (past or present) are in the possession of Cyagra or CK or their respective employees and shall remain assets of Cyagra and CK.

(g) Cyagra and CK have required all of their respective employees and consultants to sign confidentiality agreements and assignments of intellectual property immediately upon their retention by Cyagra or CK.

(h) The parties agree that Cyagra shall have the rights to all intellectual property, including any inventions, improvements, concepts, or ideas and the tangible embodiments of the same conceived of, developed, made or created by Poothappillia Kasinanthan (“Kasi”) , during the 6 month period following the execution and delivery of this Agreement, and which derives from his Ph.D. research project identified as UMass Reference #UMA 99-29, patent pending, and is directly related to or useful in Cyagra’s business of cloning mammals in the field of Agriculture (as defined in the Assignment Agreement between ACT and Cyagra effective April 1, 1998, as amended) (i.e., the production of food (i.e., something of nutritional value) or fiber produced by animals or of animal origin, and the rendering of services that relate to the production of such products), subject to the rights of UMass.  Hematech shall cause Kasi to promptly and fully report all such intellectual property to Cyagra and to promptly execute such documents and take such further steps as Cyagra may request from time to time in order to reflect Cyagra’s ownership thereof.

5.8.                              Cyagra is the owner of all of its assets (which are listed in detail on Schedulers 5.8 attached hereto) (the “Cyagra Assets”) free and clear of all liens, encumbrances, security interests and adverse claims of any nature whatsoever, other than such as are expressly described in Schedules 5.5 and 5.7 hereto.  CK is the owner of all of the CK Assets free and clear of all liens, encumbrances, security interests and adverse claims of any nature whatsoever, other than such as are expressly described in Schedule 2(a)

hereto.  The Cyagra Assets and the CK Assets constitute all of the assets necessary to conduct the businesses conducted and currently proposed to be conducted by Cyagra and CK.  Since June 1, 1998, other than as described in Schedule 5.8 hereto, neither Cyagra nor CK has sold, transferred, licensed or otherwise conveyed to any other person or entity any intellectual property, including any inventions, improvements, or tangible embodiments of the same.

5.9.                              The liabilities of Cyagra (fixed or contingent, matured or unmatured) are listed and described on Schedule 5.9 attached hereto and made a part hereof, and there are no other liabilities to which Cyagra or its assets are subject.

5.10.                        Attached hereto as Schedule 5.10 is a true, correct and complete copy of the Limited Liability Company Agreement of Cyagra as presently in effect.  Cyagra has delivered to ACT a complete and accurate set of the minutes of meetings (and actions taken in writing in lieu of such meetings) by the Board of Directors and Members, of Cyagra and any committee or other representative body thereof.

5.11.                        Other than as set forth in Schedule 5.11 attached hereto, neither Cyagra nor CK is a party to any pending or threatened litigation or administrative or regulatory proceedings.

5.12.                        Each of Cyagra and CK has paid or made adequate provision for any and all taxes of whatever nature due or payable by Cyagra or CK, respectively, or in respect of its assets.

5.13.                        Neither CK nor Cyagra has retained any broker, finder or other person who shall be entitled to a fee in connection with the consummation of the transactions contemplated hereby.

6.                                       Representations and Warranties of Cyagra Holders.  Each Cyagra Holder represents and warrants, individually as to himself, herself or itself and not as to any other Cyagra Holder (with respect to BFLP, such representations and warranties being made jointly and severally by Barton) as follows:

6.1.                              He, she or it is the owner of the Cyagra Units set forth opposite his, her or its name on Exhibit A attached hereto and made a part hereof, free and clear of all liens, encumbrances, security interests, pledges or adverse claims of any nature whatsoever.  In the case of a Cyagra Holder that is an entity, the execution and delivery of this Agreement and the consummation by such Cyagra Holder of the transactions contemplated hereby have been duly authorized by all necessary action.  The execution and delivery of this Agreement by such Cyagra Holder and the consummation by such Cyagra Holder of the transactions contemplated hereby do not and will not violate or conflict with any agreement or instrument to which such Cyagra Holder is a party or by which such Cyagra Holder or such Cyagra Holder’s Cyagra Units are bound.

6.2                                 Such Cyagra Holder has paid any and all taxes of whatever nature accrued, due or payable in respect of the Cyagra Units being transferred by such Cyagra Holder pursuant to this Agreement, including without limitation taxes which may become payable at a later date relating to any period ending on or prior to the date of this Agreement.

6.3                                 Such Cyagra Holder has not retained any broker, finder or other person who shall be entitled to a fee in connection with the consummation of the transactions contemplated hereby.

6.4.                              The Cyagra Holders acknowledge that James Barton, the General Partner of BFLP, has acted as Chief Executive Officer of Hematech since its formation, and is fully familiar with the business, financial condition, assets, liabilities and prospects of Hematech, having had full and complete access to the books, records, personnel and operations of Hematech for the duration of such period.  Directly or through Mr. Barton, the Cyagra Holders have had a full and adequate opportunity to inform themselves as to Hematech, its business, financial condition, operating results and prospects, and to consult with counsel and other advisers in connection with the transactions contemplated hereby.  The Cyagra Holders acknowledge that any and all requests for information concerning Hematech have been addressed to their satisfaction, and that they understand that an investment in Hematech is illiquid and subject to considerable risk.  The Cyagra Holders represent and warrant that they are acquiring the Hematech Units for investment and not for the purpose of, or with a view to, the resale or distribution of the Hematech Units.

7.                                       Representations and Warranties of ACT.  ACT hereby represents and warrants to the Cyagra Holders as follows:

7.1.                              ACT is the owner of the Transferred Hematech Units, free and clear of all liens, encumbrances, security interests, pledges and adverse claims of any nature whatsoever.

7.2.                              ACT has been duly organized and is in good standing as a corporation under the laws of the State of Delaware, and the execution and delivery of this Agreement by ACT, and the consummation by ACT of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of ACT.

7.3.                              The execution and delivery by ACT of this Agreement and the consummation by ACT of the transactions contemplated hereby do not and will not conflict with or violate any agreement or instrument to which ACT is a party or by which it or its assets are bound, or any laws or regulations applicable to ACT.

7.4.                              ACT is acquiring the Cyagra Units for investment and not for the purpose of, or with a view to, the resale or distribution thereof.  ACT acknowledges that the Cyagra Units are illiquid and that investment in the Cyagra Units is speculative and subject to significant risk.

8.                                       Indemnification.

(a)                                  Barton hereby agrees to indemnify and hold harmless ACT, Cyagra and their respective directors, officers, shareholders, members, employees and agents from and against any and all costs, damages, losses, expenses (including reasonable attorneys’ fees), liabilities, fines or penalties (collectively “Losses”) incurred or experienced by any of such indemnified parties and arising out of or resulting from the inaccuracy of any of the representations or warranties contained in Section 5 hereof or the failure of Cyagra or CK to perform any of their covenants contained herein.  Each of the Cyagra Holders hereby agrees to severally indemnify and hold harmless ACT, its directors, officers, shareholders, employees and agents from and against any and all Losses incurred or experienced by any of such indemnified parties and arising out of or resulting from any inaccuracy in the representations or warranties made by such Cyagra Holder under Section 6 of this Agreement or the failure of such Cyagra Holder to perform any of its covenants contained in this Agreement, provided that such indemnity by any Cyagra Holder shall be limited to the Losses incurred by reason of such Cyagra Holder’s own breaches only.  Barton agrees that he shall be jointly and severally liable for the Indemnification obligations hereunder of BFLP.  ACT hereby agrees to indemnify and hold the Cyagra Holders and Hematech harmless from and against any and all losses incurred or experienced by any of such indemnified parties and arising out of or resulting from the inaccuracy of any of ACT’s representations or warranties contained herein or the failure of ACT to comply with any of its covenants contained herein.

(b)                                 The indemnifying party shall be entitled to control the defense and settlement of any action, suit or proceeding as to which it is obliged to provide indemnification pursuant to Section 8(a) hereof; provided, however, that the indemnified party shall be entitled to assume control thereof (at the indemnifying party’s expense) if the indemnifying party fails promptly and diligently to assume such control and address or defend such indemnified claims, or in the event that in the reasonable judgment of the indemnified party, there are material claims or other adverse outcomes that are either not covered by the indemnification contained herein or as to which the indemnifying party cannot adequately protect the indemnified party.  Any indemnified party shall promptly notify the indemnifying party of the assertion of any claim, action, suit or proceeding as to which the indemnified party will be seeking indemnification from the indemnifying party; provided, however, that the failure to provide such prompt notice shall not in any way relieve the indemnifying party of any obligations to provide indemnification hereunder except in the event and to the extent that such failure to timely provide such notice materially and demonstrably impaired the ability of the indemnifying party to defend or otherwise address such claim, action, suit or proceeding.

(c)                                  The indemnification obligations of the parties under this Agreement (excluding those relating to breaches of covenants, which shall survive indefinitely) shall survive until May 31, 2002.

9.                                       Confidentiality, Non-Solicitation and Non-Competition Covenants.

(a) Barton and Fiederowicz each hereby covenants with ACT, to maintain in strictest confidence all proprietary data and other confidential information (whether concerning Cyagra, CK or any of their customers or proposed customers) learned, obtained or developed during the course of his employment, engagement or other relationship with Cyagra or CK.  Such information and data includes, but is not limited to, Cyagra’s and CK’s trade secrets, patents, patent applications, inventions, ideas, methods, processes, techniques, systems, computer programs and software, procedures, manuals, confidential reports and communications and lists of customers and clients, as well as information that was obtained from third parties in confidence or subject to non-disclosure or similar agreements, but does not include publicly available information that did not become public due to the act or omission of Barton or Fiederowicz in violation of this Agreement.  All such information and data is and shall remain the exclusive property of Cyagra or CK, as applicable (or, in certain circumstances, its particular customer).  Any such information and data in the possession of Barton or Fiederowicz at the time of the execution and delivery of this Agreement shall be immediately returned to Cyagra.  The obligations of Barton and Fiederowicz under this Section 9(a) shall continue for an indefinite period of time.  Nothing contained in this Section 9(a) shall prohibit Barton or Fiederowicz from being employed by or providing consulting services to Hematech in connection with activities permitted under Section 9(b) hereof.

(b) Hematech, and its subsidiaries and affiliated entities, agree that, for a period of two (2) years after the date of the execution of this Agreement, they will not engage in, own (by ownership of securities or otherwise), manage, operate, control, engage in as an equity participant or be employed by or act as a consultant to, or be connected in any manner with, the ownership, management or control of any business which is competitive with Cyagra’s business of cloning mammals in the field of Agriculture (i.e., the production of food (i.e., something of nutritional value) or fiber produced by animals or of animal origin, and the rendering of services that relate to the production of such products) as presently or hereafter conducted by Cyagra or its subsidiaries.  In recognition of the geographic extent of Cyagra’s and its affiliates’ existing and anticipated operations and the nature of Cyagra’s and its affiliates’ business and competitive circumstances, the restrictive covenant contained in this Section 9(b) shall apply worldwide.

(c) ACT, its subsidiaries, officers, and employees agree that, for a period of two (2) years after the date of the execution of this Agreement, they will not engage in, own (by ownership of securities or otherwise), manage, operate, control, engage in as an equity participant or be employed by or act as a consultant to, or be connected in any manner with, the ownership, management or control of any business which is competitive with Hematech’s business of the development and production of immunoglobulin in the blood of Bos taurus and Bos indicus.  Hematech acknowledges, understands and agrees that the foregoing restrictive covenant applies only to Hematech’s business of the development and production of immunoglobulin in the blood of Bos taurus and Bos indicus and except as provided herein does not preclude ACT from conducting any business relating to the development and production of immunoglobulin in the blood of Leporidae or the development and production of immunoglobulin or other products in the blood of any species other than Bos taurus or Bos indicus.  In recognition of the geographic extent of Hematech’s and its affiliates’ existing and anticipated operations and the nature of Hematech’s and its affiliates’ business and competitive circumstances, the restrictive covenant contained in this Section 9(c) shall apply worldwide.

(d) Except as otherwise provided herein, each party agrees that for a period of one (1) year after the date of the execution of this Agreement, no party shall solicit or induce any employee or consultant of any other party or any of its affiliates to terminate his, her or its employment or consulting relationship with such party, or to hire or attempt to hire any such employee or consultant on behalf of such party or on behalf of any other person or entity, and each party further agrees not to interfere with, disrupt or attempt to disrupt any past, present or prospective contractual or other relationship between Cyagra, Hematech, ACT or any of ACT’s subsidiaries and any of the clients, customers, suppliers, consultants or employees of Cyagra, Hematech, ACT or any of ACT’s subsidiaries.  Nothing contained herein shall prohibit (i) ACT or Cyagra from engaging Philippe Collas Associates to perform consulting services with respect to activities not prohibited to ACT and Cyagra under this Section 9, or (ii) Hematech from engaging Kasi to perform services with respect to activities not prohibited to Hematech under this Section 9.

(e) Each party agrees that the restrictions in this Section 9 are necessary and reasonable to protect the other parties’ Confidential Information and Trade Secrets, which are essential to such other parties’ business, that an actual or threatened breach thereof would result in irreparable harm to such other parties which is not adequately compensable with monetary damages, and that, therefore, such other parties shall be entitled to injunctive or similar relief in connection with any such actual or threatened breach.

10. Additional Covenants.

(a) ACT agrees to cause Cyagra to maintain in effect, until at least May 31, 2001, the liability insurance policies currently maintained by Cyagra (or policies providing substantially similar coverage).

(b) Hematech agrees to cause Kasi to take all steps as Cyagra may request from time to time during the period ending November 30, 2000 in order to enable Cyagra to obtain patent protection for any intellectual property related to the fields in which Cyagra and ACT are not restricted under Section 9 hereof and which is contained in any of the laboratory notebooks to which Kasi contributed and which are being transferred or delivered to Cyagra pursuant to this Agreement.

(c) To the extent permitted under the applicable license granted by the University of Massachusetts, if any, Cyagra (or ACT, as applicable) agrees to grant to Hematech a royalty-free, fully paid up, non-exclusive world-wide sublicense limited to the field as to which ACT is prohibited under Section 9 hereof, to utilize any patents that arise out of the research projects identified in item 13 of Schedule 2(a) hereto in connection with such field.  The duration of any such sublicense shall be for the life of the subject patent(s).  Cyagra and ACT agree to exercise their reasonable best efforts to avoid the imposition in the applicable UMass license of restrictions on the ability to grant such sublicense(s) to Hematech.

(d) At the request of Cyagra, the Cyagra Holders agree to use their respective reasonable efforts to obtain the consent of KTEC to the assignment by CK to Cyagra of the KTEC Research Project Grant Agreement described on Schedule 2(a).  If such consent is not obtained on or prior to July 31, 2000, within three (3) business days thereafter, Cyagra will reassign to CK all rights under such agreement, and Hematech will pay to Cyagra the sum of Forty Thousand Dollars ($40,000) by certified or bank cashier’s check.  In the event that such consent is timely obtained or, if not, when Hematech pays Cyagra $40,000 as provided above, the parties agree that the Cyagra Holders, Hematech, CK, Barton and Robl will have no further liability to ACT or Cyagra in respect of the amounts owed to UMass pursuant to the two agreements listed on Schedule 5.5 which are in default.

(e) Not later than June 30, 2000, Hematech will take all necessary action to cause CK to change its name to a name not including “Cyagra” and to cease using the name “Cyagra” in any manner in its operations.

11.                                 Miscellaneous.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law thereof.  Any legal action or proceeding relating to this Agreement shall be instituted in any state or federal court in the Commonwealth of Massachusetts.  The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of, and irrevocably agree that venue is proper in, the aforesaid courts in any such legal action or proceeding.

(b)                                 This Agreement constitutes the parties’ entire understanding with respect to the subject matter hereof, and supersedes any and all prior oral or written agreements, expressions or understandings with respect thereto.  This Agreement may be amended only by a writing duly executed by each of the parties hereto.

(c)                                  For purposes of construing and interpreting this Agreement, neither party shall be deemed the draftsman hereof, each party having been represented by counsel, being a sophisticated party and having had a full opportunity to negotiate the provisions hereof.

(d)                                 Time shall be of the essence.

(e)                                  Each of the parties hereto agrees to execute such further documents and to take such further actions as any of the other parties hereto may reasonably request from time to time in order to better assure the consummation of the transactions contemplated hereby, including but not limited to the transfer of title to the Cyagra Units and the Hematech Units.

(f)                                    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  The parties shall be entitled to assign their rights, but not their obligations, pursuant to this Agreement.

(g)                                 This Agreement may be executed in one or more counterparts, each of which shall be charged an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West
Michael D. West, President

HEMATECH, LLC

By:	/s/ James M. Barton
James M. Barton, CEO

CYAGRA, LLC

By:	/s/ James M. Barton
James M. Barton, CEO

CYAGRA OF KANSAS, LLC

By:	/s/ James M. Barton
James M. Barton, CEO

THE BARTON FAMILY LIMITED PARTNERSHIP

By:	/s/ James Barton
James Barton, General Partner

THE ROBL FAMILY LIMITED PARTNERSHIP

By:	/s/ James M. Robl
James M. Robl, General Partner

/s/ Walter M. Fiederowicz
Walter M. Fiederowicz

/s/ Richard Goldsby
Richard Goldsby

/s/ Barbara Osborne
Barbara Osborne

/s/ James M. Robl
James M. Robl

/s/ James Barton
James Barton

EXHIBIT A

to

MEMBERSHIP INTEREST EXCHANGE AND ASSET SALE AGREEMENT

Cyagra Holder	Number of Cyagra Units Owned and Being Transferred to ACT

The Barton Family Limited Partnership	273,000

The Robl Family Limited Partnership	343,000

Walter M. Fiederowicz	17,500

Richard Goldsby	87,500

Barbara Osborne	87,500

TOTAL	808,500	Units

EXHIBIT B

to

MEMBERSHIP INTEREST EXCHANGE AND ASSET SALE AGREEMENT

Cyagra Holder	Number of Hematech Units Owned Being Transferred by ACT to Cyagra Holders

The Barton Family Limited Partnership	4,216.24

The Robl Family Limited Partnership	5,297.28

Walter M, Fiederowicz	270.24

Richard Goldsby	1,351.36

Barbara Osborne	1,351.36

TOTAL	12,486.48	Units